Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 27, 2020, relating to the financial statements and financial highlights of Barings Global Floating Rate Fund, Barings Global Credit Income Opportunities Fund, Barings Emerging Markets Debt Blended Total Return Fund, Barings Global Emerging Markets Equity Fund, Barings U.S. High Yield Fund, and Barings Active Short Duration Bond Fund , each a series of Barings Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2020, and to the references to us under the headings “Financial Highlights, Advantage Reorganizations” in the Combined Proxy Statement/Prospectus, “Financial Statements” in the Statement of Additional Information and “Experts” in the Statement of Additional Information of MassMutual Advantage Funds, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 4, 2021